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                                                                    EXHIBIT 21.1


                              LIST OF SUBSIDIARIES


Direct Subsidiaries:

Service Asset Investments, Inc., a Texas corporation

Indirect Subsidiaries:

Penson Financial Services, Inc., a North Carolina corporation
Penson Holdings, Inc., a Delaware corporation
Penson Worldwide Settlements Limited, a U.K. limited stock company